Sub-Item 77Q2

Nuveen Senior Income Fund
333-86619
811-09571

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in
Beneficial Ownership, on behalf
of the trustee listed below was filed late on January 19, 2005, accession number
0001189642-05-000119.

TRUSTEE:

Jack Evans

On June 10, 2005 a Form SC 13G was filed by
First Trust Portfolios LP indicating 10.5 percent ownership in the fund.